EXHIBIT 12


             ENSERCH CORPORATION AND SUBSIDIARY COMPANIES
        (A WHOLLY OWNED SUBSIDIARY OF TEXAS UTILITIES COMPANY)
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED DIVIDENDS


                                        Adjusted (1)             Historical (1)
                                   -----------------------    -------------------
                                                                           Period From
                                                             Period From   January 1,
                                      Nine                  Acquisition      1997
                                  Months Ended   Year Ended   Date to       through
                                    Sept. 30      Dec. 31     Sept. 30     Acquisition
                                      1997         1996        1997(1)      Date (1)
                                  ------------    ---------  ---------     ---------

                                                 (In thousands except ratios)

EARNINGS:

Income (loss) from
continuing operations
before extraordinary
items                                $(14,384)    $ 1,395    $(13,778)    $(15,377)

Add: Equity in net
losses (income) of
less-than 50% owned
affiliates                                792       3,821          60          732

Dividends received from
less-than 50% owned
affiliates                                222         253          44          178

Total federal income
taxes                                  (4,020)     13,124      (6,198)      (4,612)

Fixed charges (see
detail below)                          57,981      77,517      13,183       45,021

Amortization of
previously capitalized
interest                                  280         334          63          217
                                     --------     -------    --------     --------
   Total earnings(2)                 $ 40,871     $96,444    $ (6,626)    $ 26,159
                                     ========     =======    ========     ========

FIXED CHARGES:

Interest expense                     $ 57,372    $ 76,317    $ 13,058     $ 44,537

Rentals representative
of the interest factor                    609       1,200         125          484
                                     --------    --------    --------     --------

Fixed charges deducted
from earnings                          57,981      77,517      13,183       45,021

Capitalized interest                      146          63          15          131

   Total fixed
   charges                             58,127      77,580      13,198       45,152

Preferred dividends
adjusted for pretax
earnings coverage (3)                  22,941      18,246       2,722        8,742
                                     --------    --------    --------     --------

   Combined fixed
   charges and
   preferred                         $ 81,068    $ 95,826    $ 15,920     $ 53,894
                                     ========    ========    ========     ========

RATIO OF EARNINGS TO
FIXED CHARGES (4)                        0.70        1.24        (.50)        .58
                                     ========    ========    ========    ========

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS(5)               0.50        1.01        (.42)        .49
                                     ========    ========    ========    ========




                                                  Historical(1)
                                            Year Ended December 31
                             ------------------------------------------------------
                                1996       1995        1994       1993       1992
                                ----       ----        ----       ----       ----
                                          (In thousands except ratios)

EARNINGS:

Income (loss) from
continuing
operations before
extraordinary items          $ 22,698    $ 13,053   $ 81,452    $(16,037)  $  1,836

Add: Equity in net
losses (income) of
less-than 50% owned
affiliates                      3,821         821        406        (385)        36

Dividends received
from less-than 50%
owned affiliates                  253         340        788         766        123

Total federal income
taxes                          15,738         921    (68,737)      6,636     (2,184)

Fixed charges (see
detail below)                 110,117      89,361     72,222      81,736     99,288

Amortization of
previously
capitalized interest           16,589       9,871      7,441       7,707      6,547
                             --------    --------   --------    --------   --------

   Total earnings(2)         $169,216    $114,367    $93,572     $80,423   $105,646
                             ========    ========    =======    ========   ========

FIXED CHARGES:

Interest expense              $94,870     $83,324    $69,310     $77,720   $ 94,475

Rentals
representative of
the interest factor            15,247       6,037      2,912       4,016      4,813
                             --------    --------   --------    --------   --------

Fixed charges
deducted from
earnings                      110,117      89,361     72,222      81,736     99,288

Capitalized interest            7,081      18,789     13,473       7,006      6,578
                             --------    --------   --------    --------   --------

   Total fixed
   charges                    117,198     108,150     85,695      88,742    105,866

Preferred dividends
adjusted for pretax
earnings coverage(3)           19,201      12,515     11,619      12,663     12,952
                             --------    --------   --------    --------   --------

     Combined fixed
     charges and
     preferred
     dividends               $136,399    $120,665    $97,314    $101,405   $118,818
                             ========    ========    =======    ========   ========



RATIO OF EARNINGS TO
FIXED CHARGES(4)                 1.44        1.06       1.09        0.91       1.00
                              =======     =======    =======    ========     ======

RATIO OF EARNINGS TO
COMBINED FIXED
CHARGES AND
PREFERRED DIVIDENDS(5)           1.24        0.95       0.96        0.79       0.89
                              =======     =======    =======    ========     ======



(1) On August 5, 1997, ENSERCH became a wholly owned subsidiary of Texas Utilities Company (TUC) (Acquisition Date). Immediately prior to ENSERCH's merger with TUC, Enserch Exploration, Inc.
      (EEX), and Lone Star Energy Plan Operations, Inc. (LSEPO) were merged to form a new company (New EEX) and ENSERCH distributed to its common shareholders its ownership interest in these businesses. TUC accounted for its acquisition of ENSERCH as a purchase and purchase accounting adjustments, including amortization of goodwill, have been reflected in the computation of the ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred dividends of ENSERCH for the periods subsequent to August 5, 1997. Historical ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods ended before August 5, 1997, were prepared using ENSERCH's historical basis of accounting. Amounts for the period from January 1, 1997 to Acquisition Date have been restated to reflect EEX and LSEPO as discontinued operations. Ratios for years prior to 1997 were prepared using ENSERCH's historical basis of accounting.

      Adjusted - Ratios are based on unaudited "pro forma" financial information included in a Form 8-K dated January 6, 1998, incorporated by reference elsewhere in this Registration Statement, which gives effect to: (1) the distribution by ENSERCH to its common shareholders of its interest in EEX and LSEPO; and (2) push down accounting of purchase accounting adjustments from the TUC merger, all on a pro forma basis as if the events had occurred at the beginning of each period presented.

(2) "Earnings" represent the aggregate of (a) income from continuing operations before extraordinary items, (b) income taxes, (c) amortization of previously capitalized interest and (d) fixed charges deducted from earnings, on a total enterprise basis. "Fixed Charges" represent interest expense, capitalized interest and the portion of rental expense representative of the interest factor.

(3) The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable period. For the Adjusted periods, the effective tax rates used exclude the impact of "pro forma" goodwill amortization on pretax earnings because of the abnormal impact on effective tax rates of nondeductible goodwill amortization. For the Historical years ended December
      31, 1994, 1993 and 1992 the Corporation's effective tax rate was a negative percentage of the pretax income or loss. Therefore, for these years only, the preferred stock dividends have not been adjusted to a pretax equivalent since such an adjustment would have been antidilutive to the ratio of earnings to fixed charges and preferred dividends.

(4) For the Adjusted nine months ended September 30, 1997, fixed charges exceeded earnings by $17.3 million. For the Historical periods from Acquisition Date to September 30, 1997, from January 1, 1997 to Acquisition Date and for the years ended December 31, 1993 and 1992, fixed charges exceeded earnings by $19.8 million, $19.0 million, $8.3 million and $.2 million, respectively.

(5) For the Adjusted nine months ended September 30, 1997 combined fixed charges and preferred dividends exceeded earnings by $40.2 million. For the Historical period from Acquisition Date to September 30, 1997, from January 1, 1997 to Acquisition Date and for the years ended December 31, 1995, 1994, 1993 and 1992, combined fixed charges and preferred dividends exceeded earnings by $22.5 million, $27.7 million, $6.3 million, $3.7 million, $21.0 million and $13.2 million, respectively.